                                                                    EXHIBIT 4.3

                               BOCA RESEARCH, INC.

                    THIRD AMENDMENT OF 1992 STOCK OPTION PLAN

         In accordance with the provisions of Section 19 of the Boca Research, Inc. 1992 Stock Option Plan (the "Plan"), the Plan is hereby amended effective as of the date of stockholder approval hereof, as follows:

         1. Section 2 of the Plan is hereby amended by increasing the number of shares subject to the Plan from One Million Seven Hundred Thousand Shares (1,700,000) to such number of shares as shall always be equal to twenty-six (26%) of the then issued and outstanding shares of the common stock, par value $.01 per share, of the Corporation.

         2. This Amendment shall take effect as of the date of its adoption by the Board of Directors of Boca Research, Inc. and upon its approval by the Stockholders of Boca Research, Inc. in accordance with the provisions of Section 19 of the Plan.

         3. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.

                                     Boca Research, Inc.


                                     By: /s/ Robert W. Federspiel
                                         --------------------------------------
                                         Robert W. Federspiel
                                         Secretary


Adopted by the Board of Directors: June 14, 1999

Adopted by the Stockholders:       August 16, 1999